UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐  Preliminary Proxy Statement

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☒  Soliciting Material Pursuant to §240.14a-12

Voya Financial, Inc.

(Name of Registrant as Specified In Its Charter)

TOMS Capital Investment Management LP
TCIM Management GP LLC
TCIM Master Fund Ltd.
Benjamin Pass
Akash Bagaria
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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☐  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On August 6, 2026, TOMS Capital Investment Management LP issued the following press release:

_____________________________________________________________________________________

TCIM Launches “No Confidence” Campaign at Voya and Calls on the Company to Finally Begin Acting in the Best Interests of Its Shareholders

Issues Open Letter to Shareholders Detailing How Current Leadership’s Indecisiveness and Diminished Credibility Have Prevented Voya from Fulfilling Its Significant Potential While De-Rating Its Multiple and Eroding Its Share Price Prior to TCIM’s Involvement

Highlights That Voya Appears to be Actively Rebuffing Outreach from Highly Credible Potential Acquirers

Files Preliminary Proxy Materials So Shareholders Can Send Clear Message That Voya Board Should Commit to Review Strategic Alternatives and Engage with Interested Parties

New York, NY (August 6, 2026) – TOMS Capital Investment Management (“TCIM”), which manages funds that together have an investment representing an approximately 4.5% economic interest in Voya Financial, Inc. (NYSE: VOYA) (“Voya” or the “Company”), today announced that it has filed preliminary proxy materials to provide shareholders with the opportunity to consider and vote on a non-binding resolution. This non-binding resolution allows shareholders to convey unequivocally that they “no longer continue to have confidence in the Board of Directors (the “Board”) and management of Voya Financial, Inc.”

The preliminary proxy materials and more information on TCIM’s campaign can be found here: www.unlockvoya.com.

TCIM also issued an open letter to Voya shareholders, which can be found below.

***

Dear Voya Shareholders,

TOMS Capital Investment Management (“TCIM”) holds an approximately 4.5% economic interest in Voya Financial, Inc. (“Voya” or the “Company”), making us one of the Company’s largest investors.

Voya is a high-quality franchise that, under its current leadership, has been weighed down by repeated strategic missteps that have eroded investor confidence. These include the ill-fated Benefitfocus acquisition, recurring underwriting losses in the stop-loss business, and inconsistent execution against stated targets. Disappointing second quarter 2026 results reported by the Company earlier this week only reinforce our concerns.

These issues have been compounded by a lack of urgency as well as a stubborn unwillingness to change course and consider strategic alternatives, even as current market conditions and Voya’s own underperformance make clear that the status quo is untenable. Commentary from Voya’s peers and competitors at a recent industry conference reinforces our view that Voya is unwilling to genuinely engage with credible, interested third parties regarding value-creating opportunities. This follows media reports last month that Voya received informal interest from multiple parties but elected not to act on them.1 If true, this entrenchment is completely unacceptable, runs directly counter to shareholders’ best interests, and is an abjectly indefensible position. Simply put, such actions would mean the Board is not fulfilling its fiduciary duties under Delaware law to maximize value for shareholders.

Unfortunately, shareholders have paid a steep price for leadership’s unforced errors and closed-mindedness. Since current CEO and director Heather Lavallee was named President and announced as the next CEO in July 2022 until the first public report of TCIM’s involvement on April 23, 2026,2 Voya’s total shareholder returns have underperformed peers3 by an approximately 37 percentage-point gap,4 and prior to the report of TCIM’s involvement, the Company traded at less than 8x forward earnings – counterintuitively below the multiple Voya commanded when the Company was a capital-intensive life insurer. As one sell-side analyst observed, “Investor concerns over VOYA’s execution, long-term stock performance, valuation gap, and debatably ‘low-bar’ pay metrics have intensified … the current consolidated multiple does not appear to fully reflect VOYA’s attractive businesses in part driven by the blended-company structure and recent operating underperformance.”5

Despite these facts, every indication is that Voya management and its Board believe a turnaround of the much-criticized stop-loss business, which multiple analysts have questioned, and a subsequent re-rating of the Company’s multiple is right around the corner. The reality is that this leadership team has had over three years to enact a turnaround yet has presented no credible plan to create value in this environment and continues to double down on “execution” as their preferred path forward while investor confidence steadily evaporates. That is why we are launching a “No Confidence” campaign by putting forward a non-binding resolution and providing a tangible mechanism for shareholders to express their lack of confidence in the current direction being charted by management and the Board. Ultimately, we believe there is a clear case for this Board to fulfill its fiduciary responsibilities to shareholders by publicly announcing a strategic alternatives review process and engaging with potential partners, and many of our fellow shareholders – particularly active managers – share our perspective.

As you consider how to vote on this referendum, we ask you to consider the following:

•
Voya is a logical partner for multiple potential buyers but has not engaged – as referenced above, it is now widely believed within the industry that “neither management nor the Company’s Board are seeking to transact.” [6] TCIM has been approached by sell-side analysts and other buy-side investors, all conveying similar versions of the same message: Voya remains entrenched.

•
Executive compensation is divorced from reality – we have heard from multiple investors and analysts that there is an unjustifiable gulf between the generous compensation plan enjoyed by Voya executives and the Company’s performance. Ms. Lavallee earned more than $16.2 million in total compensation over the course of 2025, while CFO Michael Katz and Group CEO of Workplace Solutions, Jay Kaduson (who oversees the stop-loss business), each earned more than $7.5 million. In fact, Voya’s most recent proxy reveals that the Board has lowered the performance targets in management's incentive plan, effectively shielding executive pay from the consequences of the stop-loss underperformance that shareholders continue to bear. This raises further concerns about whether this Board is exercising adequate oversight and protecting shareholder interests.

1 Semafor, Retirement giant Voya Financial fields ongoing takeover interest, July 16, 2026.
2 Financial Times, US asset manager Voya Financial faces sale pressure from activist fund, April 23, 2026.
3 Peer set reflects Voya’s 17 proxy peers, minus ALIT, CNDT and HQY, given their subscale size and non-comparable fin-tech focus.
4 Voya was up +38%, compared to median of peer set up +75% during period from July 7, 2022, the day of CEO Lavallee’s appointment to April 22, 2026, the last trading day prior to the media report on TCIM’s engagement.
5 TD Cowen, “Voya Financial: Deal Potential Has Been a Hot Topic,” July 2, 2026.
6 Semafor, Retirement giant Voya Financial fields ongoing takeover interest, July 16, 2026.

•
Voya’s entrenchment– prior to this situation, we have never felt the need to issue a press release on one of our investments. However, the behavior by Voya has demonstrated such a disregard for transparent shareholder communication and such a lack of focus on doing what is best for all shareholders, that we feel we have been left with no other choice than to take our concerns directly to our fellow investors.

We look forward to providing further updates in the near future on our campaign and additional details for shareholders on how you can make your voice heard.

Sincerely,

Benjamin Pass
Co-Founder and CIO, TOMS Capital Investment Management LP

Akash Bagaria
Principal, TOMS Capital Investment Management LP

Contacts

Media:
Longacre Square
tcim@Longacresquare.com

Investors:
Okapi Partners
212-297-0720
info@okapipartners.com

Important Information and Where to Find It

This communication is being made in respect of the no confidence referendum of the stockholders of Voya Financial, Inc.  TOMS Capital Investment Management LP intends to solicit the views of the stockholders of Voya Financial, Inc. on the no confidence referendum.  The Participants (as defined below) expect to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the no confidence referendum.  The definitive proxy statement will be sent or given to the stockholders of Voya Financial, Inc. and will contain important information about the no confidence referendum.  INVESTORS OF VOYA FINANCIAL, INC. ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE NO CONFIDENCE REFERENDUM.  Stockholders may obtain a free copy of these materials (when they are available) and other documents filed by the Participants with the SEC at the SEC’s website at www.sec.gov or at TOMS Capital Investment Management LP’s website for the no confidence referendum at www.unlockvoya.com.  Further, stockholders may obtain a free copy of these materials (when they are available) by sending a written request to TOMS Capital Investment Management LP at 450 West 14th Street, 13th Floor, New York, NY 10014, Attention: Compliance.

Participants in the Solicitation

TOMS Capital Investment Management LP, TCIM Master Fund Ltd., TCIM Management GP LLC, Benjamin Pass, and Akash Bagaria (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of Voya Financial, Inc. in connection with the no confidence referendum.  As of August 5, 2026, TCIM Master Fund Ltd. has beneficial ownership of or owns derivative securities with economic exposure to, 1,645,334 shares of common stock of Voya Financial, Inc., par value $0.01 per share.  As of August 5, 2026, TOMS Capital Investment Management LP, as investment advisor, may be deemed to beneficially own shares or derivative securities with economic exposure to 4,055,700 shares of common stock of Voya Financial, Inc., par value $0.01 per share, owned by the persons it advises.  As of August 5, 2026, TCIM Management GP LLC, as the general partner of TOMS Capital Investment Management LP, may be deemed to beneficially own or have economic exposure to 4,055,700 shares of common stock of Voya Financial, Inc., par value $0.01 per share, owned by directly or underlying derivative securities owned by the persons TOMS Capital Investment Management LP advises.

Additional information regarding the Participants and the direct or indirect interests they may have in the no confidence referendum will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the no confidence referendum.